UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 18, 2006

TELIK, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-31265	93-0987903
(Commission File No.)	(IRS Employer Identification No.)

3165 Porter Drive

Palo Alto, California 94304

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 845-7700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

On May 18, 2006, Telik, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the Rights Agreement, dated November 2, 2001, by and between the Company and Wells Fargo Bank Minnesota, N.A., replaced by Computershare Shareholder Services, Inc. and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”). The Rights Agreement governs certain rights to acquire shares of preferred stock of the Company held by the holders of the outstanding shares of the Company’s common stock (the “Common Shares”) and provides that a stockholder of the Company that becomes an “Acquiring Person” under the Rights Agreement will be subject to certain adverse consequences. The Rights Agreement includes in the definition of “Acquiring Person” a person who acquires beneficial ownership of 20% or more of the Common Shares then outstanding. The Amendment amends the Rights Agreement to exclude Eastbourne Capital Management, L.L.C. and certain related persons and entities from the definition of Acquiring Person so long as none of them, nor their affiliates or associates, either individually or in the aggregate, becomes the beneficial owner of 25% or more of the Common Shares then outstanding. The foregoing description is qualified in its entirety by the complete Amendment, which is filed as an exhibit hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title
4.5	Amendment, dated as of May 18, 2006, to Rights Agreement, dated November 2, 2001, between Telik, Inc. and Wells Fargo Bank Minnesota, N.A., replaced by Computershare Shareholder Services, Inc. and Computershare Trust Company, N.A., as Rights Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELIK, INC.

Dated: May 18, 2006

	By:	/s/ Cynthia M. Butitta
Cynthia M. Butitta,
Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Title
4.5	Amendment, dated as of May 18, 2006, to Rights Agreement, dated November 2, 2001, between Telik, Inc. and Wells Fargo Bank Minnesota, N.A., replaced by Computershare Shareholder Services, Inc. and Computershare Trust Company, N.A., as Rights Agent.